EXHIBIT 10.1

FOURTH AMENDMENT TO LOAN AGREEMENT

This Fourth Amendment to Loan Agreement (this “Amendment”) is entered into as of September 12, 2006, between IEC ELECTRONICS CORP., a corporation organized and existing pursuant to the laws of the State of Delaware, with its principal executive office and place of business at 105 Norton Street, Newark, New York 14513 (the “Borrower”) and KELTIC FINANCIAL PARTNERS, LP, a Delaware limited partnership, with a place of business at 555 Theodore Fremd Avenue, Suite C-207, Rye, New York 10580 (the “Lender”) to amend a Loan Agreement, dated January 14, 2003, between the Borrower and the Lender, as amended by First Amendment to Loan Agreement, dated March 23, 2004, a Second Amendment to Loan Agreement, dated as of January 7, 2005, and a Third Amendment to Loan Agreement, dated September 30, 2005, each between the Borrower and the Lender (the “Loan Agreement”).

BACKGROUND

The Borrower has requested that the Lender increase the maximum amount available under the Loan Agreement to $5,535,000, extend the maturity date of the Loan Agreement and modify certain other terms contained in the Loan Agreement, and the Lender is willing to do so, subject to the terms hereafter set forth.

Now, therefore, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

1.  Recitals. The above recitals are true and correct in all respects and form an integral part of this Amendment.

2.  Definitions. Unless otherwise defined in this Amendment, all capitalized terms will have the meanings given them in the Loan Agreement.

3.  Amendments. The Borrower and the Lender agree to amend the Loan Agreement as follows:

(a)  The current definition of “Eligible Receivables” is amended by deleting subclause (g) and replacing it with the following:

(g) the total unpaid Receivables of the Account Debtor and its Affiliates exceeds 15% of the net amount of all Receivables, to the extent of such excess; provided that any such Receivable in excess of 15% shall be considered an Eligible Receivable so long as (i) Borrower shall monitor closely the related Account Debtor’s financial condition, (ii) Borrower shall provide Lender periodic updates with respect to such Account Debtor’s financial condition and (iii) Borrower shall provide Lender with such further financial information related to such Account Debtor as the Lender may request. Should there be any material deterioration in any such Account Debtor’s financial condition or any required financial information shall not be available, Lender may (x) apply strictly the 15% limitation, establish a lower percentage or exclude all Receivables of such Account Debtor, (y) establish reserves or (z) require Borrower to take other steps to mitigate collection risks. The foregoing conditions do not limit any other provision of this Agreement providing a basis for determining that a Receivable is an ineligible Receivable or otherwise providing Lender rights.

(b)  The current definition of “Loan Interest Rate” in the Loan Agreement is deleted and replaced with the following:

“Loan Interest Rate” shall mean, the per annum interest rate equal to the prime rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender, plus 100 basis points.

(c)  The current definition of “Maximum Facility” in the Loan Agreement is deleted and replaced with the following:

“Maximum Facility” shall mean $5,535,000.00

(d)  The current definition of “Termination Date” in the Loan Agreement is deleted and replaced with the following:

“Termination Date” shall mean the earlier of (a) September 12, 2009 or (b) the date on which Lender terminates this Agreement pursuant to Section 12.1 of this Agreement.

(e)  Advances of the Revolving Loan. Section 2.1 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

“Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default exists, Lender shall lend to Borrower on its request, a sum (“Borrowing Capacity”) equal to the lesser of:

  (a) the Maximum Facility reduced by the outstanding principal balance of the Real Estate Loan; or

  (b) the sum of (i) up 85% of the net face amount of Borrower’s Eligible Receivables; (ii) the lesser of $1,500,000 or 35% of the Value of Borrower’s Eligible Inventory, but the amount computed under this clause (ii) shall in no event exceed 40% of the sum of the amounts computed pursuant to clauses (i) and (ii) of this Section 2.1(b); and (iii) the amount of any permitted Overadvances as described in the next paragraph. Value shall mean the lesser of cost or the fair market value of such Inventory.

In addition to the amounts computed in (b)(i) and (ii) above, Lender will permit Borrower to receive additional Advances in an aggregate principal amount outstanding at any one time not to exceed the lesser of (A) $1,000,000 or (B) an amount that would not cause the outstanding principal of Advances to exceed the Maximum Facility reduced by the then outstanding principal balance of the Real Estate Loan (each, an “Overadvance” and collectively “Overadvances”) provided that (i) all outstanding Overadvances shall be repaid within 60 days of the making of the initial Overadvance occurring during any Overadvance Period, (ii) no Overadvances shall be outstanding for a period of at least 30 days between each Overadvance Period and (iii) no Default or Event of Default shall have occurred and be continuing. “Overadvance Period” means each period of no more than 60 days during which Overadvances are outstanding.

Within the limits of the Borrowing Capacity, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances.”

(f)  Term Loan. Section 2.2 of the Loan Agreement is amended by deleting the last two sentences thereof and replacing them with the following:

“The Lender shall also make a loan in the amount of $535,000 to the Borrower as of September 12, 2006 (the “Real Estate Loan”), which shall be payable by Borrower in accordance with the terms of a replacement term note attached hereto as Exhibit B-2.”

(g)  Interest on Loans. Section 3.1 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

 “Borrower shall pay interest monthly, in arrears, on the first day of each month, on the unpaid principal amount of the Revolving Loan, and on the principal balance of the Real Estate Loan, at a fluctuating rate which is equal to the Loan Interest Rate, except all Overadvances shall accrue interest at a rate per annum equal to the Loan Interest Rate, plus 100 basis points (the “Overadvance Loan Interest Rate”). Notwithstanding the foregoing, on and after the occurrence of a Default or Event of Default, Borrower shall pay interest on the Loans at a rate which is 3.5% per annum above the Loan Interest Rate or the Overadvance Loan Interest Rate (as the case may be); provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

(h)  Liquidated Damages. Section 3.6 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

“If Borrower prepays the principal of the Revolving Loan to Lender (other than from time to time from working capital) or if the outstanding Obligations become due prior September 12, 2009 because of a payment default or other material default of Borrower, Borrower shall pay to Lender at the time of such prepayment, liquidated damages in an amount equal to: (a) two percent (2%) of the Maximum Facility if the prepayment is made prior to September 12, 2007 or (b) one percent (1%) of the Maximum Facility if the prepayment is made on or after September 12, 2007 but before September 12, 2008 and (c) one half of one percent (1/2%) of the Maximum Facility if the repayment occurs on or after September 12, 2008. Borrower shall give Lender at least ninety (90) days’ advance written notice (“Termination Notice”) of Borrower’s election to terminate the availability of the Revolving Loans under this Agreement prior to September 12, 2009. The Termination Notice shall be irrevocable and shall specify the effective date of such termination, which effective date shall not be less than ninety (90) days after the giving of the Termination Notice and shall be in no event later than September 12, 2009. All the Obligations shall become due and payable on such effective date specified in the Termination Notice, and after such effective date, Lender shall have no obligation to make any Advance(s) to Borrower. No liquidated damages will be payable if (x) Borrower establishes to the reasonable satisfaction of Lender that Borrower requires an increase to the Maximum Facility to support internal growth or acquisitions, (y) Lender does not agree to provide the required increase in the Maximum Facility (whether or not to provide such increase being in the sole and absolute discretion of Lender), and (z) Borrower finds another lender to provide such increased facility and prepays the Revolving Loan and the Real Estate Loan from the proceeds of such increased facility.”

(i)  Facility Fee. Section 3.3 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

“Borrower shall pay to Lender monthly, in arrears, on the first day of each month a facility fee in an amount equal to .40% per annum of the Total Facility. If at any time the aggregate outstanding principal balance of the Revolving Loan (including any Overadvances) exceeds $5,000,000.00, the facility fee will be increased for the remainder of the year and for each year thereafter so that it shall equal .40% per annum of the Maximum Facility. The facility fee is deemed earned in full for each year on the date hereof and on each anniversary hereof, except if the facility fee is so increased during a year, the increase applicable to the remainder of the year is deemed earned in full as of the date of such increase.”

(j)  Collateral Management Fee. Section 3.4 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

“Borrower shall pay to Lender monthly, in arrears, on the first day of each month, a collateral management fee in an amount of $1,000.”

(k)  Field Examination Fees. Section 3.5 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

“Borrower shall promptly reimburse Lender for all costs and expenses associated with periodic field examinations and fixed asset appraisals performed by Lender and its agents, as deemed necessary by Lender; provided, however, Lender shall perform such examinations and appraisal no more than once per year and at a cost not to exceed $9,000 per year, in each case so long as an Event of Default has not occurred.”

(l)  Exhibits. Exhibit A of the Loan Agreement is replaced by the Replacement Revolving Note in the form of Exhibit A attached to this Amendment. Exhibit B-2 of the Loan Agreement is replaced by the Replacement Term Note in the form of Exhibit B-2 attached to this Amendment.

4.  No Claims. The Borrower acknowledges that it does not have any claim, counterclaim, cause of action, defense, recoupment or right of offset (each a “Claim” and collectively “Claims”) relating in any way to (i) this Amendment, the Obligations or the Loan Documents , (ii) the enforceability of the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) any act, claim or statement of fact that would or might lessen, eliminate or modify any of the Lender’s rights or remedies pursuant to any of the Loan Documents or in connection with any of the Collateral; provided, however, that if notwithstanding the foregoing, the Borrower shall purport to have any such Claim, the Borrower hereby irrevocably and forever waives such Claim.

5.  No Waivers. Nothing in this Amendment shall constitute a waiver by the Lender of any of default or event of default or any of the Lender’s rights arising as a result of the such default or event of default or other rights or remedies arising pursuant to any of the Loan Documents or in connection with any of the Obligations or the Collateral and the rights and remedies of the Lender shall remain for all purposes in full force and effect. Except as expressly amended by this Amendment, the Loan Agreement and the other Loan Documents remain in full force and effect.

6.  Ratification. The Borrower ratifies and reaffirms the Loan Agreement, as amended hereby, and the other Loan Documents, and agrees that the Collateral secures the Obligations, including, without limitation, those arising under the Loan Agreement, as amended hereby.

7.  Miscellaneous. This Amendment is governed by and is to be construed in accordance with the internal laws of the State of New York.